Exhibit 99.1

INFORMATION UPDATE

In this information update, (i) the terms “we,” “our,” “us” and the “Company” refer to Casella Waste Systems, Inc. and all of its subsidiaries that are consolidated under accounting principles generally accepted in the United States, (ii) the term “FCR Disposition” means the definitive agreement to sell our non-integrated FCR recycling assets and select intellectual property assets for $130.4 million, which we expect to result in approximately $117.4 million of net proceeds, and (iii) the term “Senior Credit Facility” means the Company’s senior secured first lien credit facility.

FORWARD-LOOKING STATEMENTS

This information update contains a number of forward-looking statements within the meaning of the United States securities laws, including statements regarding:

•                  expected liquidity and financing plans, including the amendment of our Senior Credit Facility;

•                  expected future revenues, operations, expenditures and cash needs;

•                  fluctuations in the commodity pricing of our recyclables, increases in landfill tipping fees and fuel costs and general economic and weather conditions;

•                  projected future obligations related to capping, closure and post-closure costs of our existing landfills and any disposal facilities which we may own or operate in the future;

•                  our ability to use our net operating losses and tax positions;

•                  the projected development of additional disposal capacity or expectations regarding permits of existing capacity;

•                  the recoverability or impairment of any of our assets or goodwill;

•                  estimates of the potential markets for our products and services, including the anticipated drivers for future growth;

•                  sales and marketing plans or price and volume assumptions;

•                  the outcome of any legal or regulatory matter;

•                  potential business combinations or divestitures, including the FCR Disposition; and

•                  projected improvements to our infrastructure and impact of such improvements on our business and operations.

In addition, any statements contained in this information update that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, “seeks”, “targets”, “goals”, “strategy” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from those set forth in forward-looking statements.

Factors that may cause actual results to differ from those contained in forward-looking statements include, among others:

•                  our ability to complete the FCR Disposition in the time frame we anticipate, or at all;

•                  our outstanding indebtedness and borrowing costs and other repayment obligations, which restrict our future operations, including our ability to make future acquisitions;

•                  the impact of the economic environment on our operating performance and financial position and on our ability to comply with certain covenants contained in our debt agreements;

•                  the effects of substantial competition, including on our ability to maintain our operating margins;

•                  the waste management industry is undergoing fundamental change as traditional waste streams are increasingly being viewed as renewable resources, which may adversely impact volumes and tipping fees at our landfills;

•                  the impact of environmental and other regulations and litigation on our business, including the ability to attain, extend or modify permits and the impact of remediation charges;

•                  the impact of changing prices or market requirements for recyclable materials;

•                  the geographic concentration of our operations;

•                  the possibility that we have not adequately accrued for capping, closure and post-closure costs related to our landfills, or the timing of these expenditures;

•                  the fluctuations in fuel costs;

•                  our ability to obtain third party financial assurances to secure our contractual obligations;

•                  the seasonality of our revenues;

•                  our ability to sell, divest or otherwise monetize assets and obtain fair value for such assets, including our ability to complete the FCR Disposition;

•                  our ability to make successful acquisitions and to integrate acquired businesses and assets with our existing operations;

•                  efforts by labor unions to organize our employees and the resulting diversion of management attention and increased operating expenses or disputes which may arise under existing collective bargaining agreements; and

•                  risks related to the concentration of voting power of our shares.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We specifically disclaim any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

Our Company

Casella Waste Systems, Inc. is a vertically integrated regional solid waste services company that provides resource management services to residential, commercial, municipal and industrial customers. We provide these services, which include collection, transfer, disposal and recycling services, primarily in the following Northeast states—Vermont, New Hampshire, New York, Massachusetts, Maine and Pennsylvania. We believe that currently we are the number one or number two provider of commercial and industrial solid waste collection services in approximately 80% of the areas served by our collection divisions.

Upon completion of the anticipated FCR Disposition, we will own and/or operate 31 solid waste collection operations, 29 transfer stations, 17 material recycling facilities, eight landfills that are subject to Subtitle D regulations (“Subtitle D landfills”), one landfill permitted to accept construction and demolition materials, and one waste-to-energy facility. In addition, we hold ownership stakes in the following three businesses: a 50% interest in US GreenFiber LLC (“GreenFiber”), a joint venture that manufactures, markets and sells cellulose insulation made from recycled fiber; a 10.6% interest in RecycleBank, LLC (“RecycleBank”), a company that markets an incentive based recycling service; and a 19.9% interest in Evergreen National Indemnity Company (“Evergreen”), a surety company which provides us surety bonds to secure our contractual performance for certain municipal solid waste collection contracts and landfill closure and post-closure obligations.

On January 23, 2011, we entered into a definitive agreement to sell our non-integrated FCR recycling assets and select intellectual property assets for $130.4 million, which we expect to result in approximately $117.4 million of net proceeds (the “FCR Disposition”). We expect that the FCR Disposition will close in the fourth quarter of fiscal 2011 or the first quarter of fiscal 2012, but we cannot assure you that the closing will occur.

For the last twelve months ended October 31, 2010, we generated revenues and Adjusted EBITDA (as defined in Note (2) of “—Summary Consolidated Financial Data”) of $537.6 million and $125.9 million, respectively. For the last twelve months ended October 31, 2010 on a pro forma basis for the FCR Disposition, we generated revenues and Adjusted EBITDA of $467.9 million and $110.2 million, respectively. For a reconciliation of Adjusted EBITDA to net loss, see “—Summary Consolidated Financial Data.”

Our Industry

The U.S. non-hazardous solid waste management industry generated approximately $56 billion in revenue in 2009. Six public companies accounted for approximately 40% of these revenues, with the remainder generated primarily by privately held companies and municipal authorities. In 2009, residential waste accounted for approximately 78% of total waste disposal while waste from schools, businesses and other institutions comprised the balance of total waste disposal.

The solid waste industry has an attractive structure due to (i) the required and recurring nature of the service; (ii) the absence of cost effective substitutes to collection and landfill disposal; and (iii) the high barriers to entry created by the lengthy permitting process and high capital costs of landfill development. In general, growth in the solid waste industry is tied to population growth and overall economic production, including commercial and industrial activity. While volumes in the commercial and industrial sectors are more exposed to economic cycles, residential volumes are typically less susceptible to economic cycles. During the recent recession, leading waste management companies generally maintained or increased the prices they charged due to the required nature of the environmental services they provide.

The solid waste industry can be segmented into the following asset categories: collection operations, transfer stations, landfills and waste-to-energy plants. Owning and integrating these assets (vertical integration) in a market typically drives efficiency and superior operating margins relative to non-integrated competitors in that market. Leading waste companies attempt to create vertically integrated markets in an effort to enhance their return on capital, thus driving consolidation of a highly fragmented industry.

Our Competitive Strengths

We believe that our key competitive strengths are:

Leading Provider in Areas Served.  We believe that we are currently the number one or number two provider of commercial and industrial solid waste collection services in approximately 80% of the areas served by our collection divisions. In most of the non-urban markets we serve, we are the only vertically integrated operator of solid waste services. By virtue of the foregoing factors, we are able to benefit from economies of scale not available to smaller operators in these markets, by spreading larger waste volumes over our facility, asset and management infrastructure.

Vertically Integrated Asset Footprint.  We own or operate key transfer and disposal assets. It can be expensive and time consuming to obtain the necessary permits for use of landfills and transfer stations. As a result, it requires considerable investment to create scale for a collection route with sufficient density to be economical in the solid waste industry. Our network of 31 solid waste collection operations, 29 transfer stations, 17 material recycling facilities (following the closing of the FCR Disposition), eight Subtitle D landfills, one landfill permitted to accept construction and demolition materials and one waste-to-energy plant represents a set of assets that is difficult and expensive to replicate. These assets are located in markets with among the highest costs of disposal in the country, making the ability to transfer and dispose waste a competitive strength. For example, our Southbridge landfill represents the closest privately-owned solid waste landfill to the greater Boston area, where costs of disposal are among the highest in the U.S.

History of Operational Excellence.  We have nearly 35 years of expertise and experience operating in less densely populated secondary markets in the Northeast, which distinguishes us from other regional and national competitors. Our substantial expertise enables us to effectively deal with the unique nature of these markets, which include longer collection routes and seasonal fluctuations. Furthermore, our expertise and operating history has enabled us to assemble a strategic portfolio of owned or operated assets within our operating regions across collection, transfer and disposal operations.

Resource Solutions Model Creates Incremental Value.  Providing resource solutions to meet existing and emerging customer needs is becoming increasingly important in our industry. We believe that our industry leading programs to provide customers with bundled value added services, such as Zero-Sort Recycling®, organics solutions, and landfill gas-to-energy, position us well to be the service provider of choice in our markets. A growing number of customers are placing increasing value on managing their waste within a resource model that strives to reduce materials going to landfill and increasing materials used as raw materials in manufacturing or as a feedstock for energy production. For example, our Zero-Sort Recycling programs make it easier for our customers to increase their recycling rates and reduce our disposal costs, while helping to create saleable raw materials that can be used to manufacture new products.

Experienced Management Team.  Our senior management team has significant experience in the solid waste services industry, including in operations, acquisitions and the development of disposal capacity. In addition, our management team has significant experience and capabilities in resource solutions, which positions our business well to take advantage of future sustainability trends.

Our Strategy

Our long-term strategy is to be a leading resource solutions provider in the communities in which we operate and to create economically beneficial uses for waste streams through resource transformation solutions. Our short-term strategy is focused on generating free cash flow to repay debt and improve return on invested capital. Upon the closing of the FCR Disposition, we will have substantially achieved our objective over the last several years of reducing leverage and fixed charges, while simplifying our business structure and maintaining a leading footprint of integrated solid waste, recycling, and resource transformation assets in the Northeast. After the FCR Disposition, we plan to continue to focus on improving asset performance through pricing, operating initiatives and capital discipline, while meeting existing and emerging customer needs for resource solutions.

We are focused on four main areas to continue to improve the performance of base operations and increase cash flow generation: (1) profitable revenue growth and pricing initiatives; (2) cost controls and operating efficiencies; (3) landfill development initiatives; and (4) asset management.

Profitable revenue growth and pricing initiatives.  We intend to continue to improve customer profitability through several strategic initiatives. In late fiscal year 2010, we completed a thorough review of our pricing strategies and formulated a plan to develop and implement a customer profitability tool, which would help us to increase core pricing in excess of the consumer price index. The customer profitability tool was successfully implemented through the first two quarters of fiscal year 2011, and we have begun selective pricing increases with the assistance of this tool.

We also realigned our solid waste sales organization in late fiscal year 2010, by moving revenue generation and sales force reporting responsibility to the regional and divisional management teams. By placing revenue generation and customer responsibility with the local teams, we believe that we will be able to more quickly react to local conditions, cross-sell customers with differentiated resource transformation solutions (e.g., Zero-Sort Recycling and organics offerings), help to steward local marketing programs and co-branded alliances and retain more existing business. The shared services model discussed below has helped to create additional leverage for these managers, so they can focus more of their time on revenue generation. In addition to this change, we also realigned our sales team’s incentive compensation in late fiscal year 2010 to focus on the profitability of new accounts and the retention of existing customers.

Cost controls and operating efficiencies.  As part of an ongoing effort, we continue to identify best practices throughout the entire organization and then implement these solutions through standardized continuous improvement programs. The goals of these programs are to enhance customer service, increase safety for employees and reduce operating and administrative costs. We have implemented continuous improvement programs in safety, productivity, maintenance, environmental compliance, procurement, customer care and back-office functions.

We launched a new shared services center in fiscal year 2010, with the goal of improving customer care, simplifying customer interactions, implementing new streamlined IT tools, consolidating decentralized functions into one center and reducing costs. The initial focus on the shared services model was to centralize customer care and improve the service level to our customers. The first operating divisions were transitioned into the center in the second quarter of fiscal year 2010, and we expect to have customer care centralized for all of the operating divisions by the fourth quarter of fiscal year 2011. In addition, the shared services center has been further expanded in fiscal year 2011 by transitioning back-office functions into the centralized center, starting with collections and cash management.

Landfill development initiative.  In 2003, we set an ambitious goal to add disposal capacity to the solid waste franchise both to strengthen market position and to create a sustainable long-term foundation for the business. From fiscal year 2003 through fiscal year 2008, we made strides in executing our landfill development growth by adding significant total and annual permitted disposal capacity within our solid waste footprint, primarily through the strategy of entering into operating contracts for publicly-owned landfills. Since April 30, 2003, we have added 73.5 million tons of permitted and permittable total landfill capacity to the solid waste business, bringing the total landfill capacity to 103.1 million tons as of April 30, 2010. During this same period, we added 1.7 million tons of annual disposal capacity bringing the total to 3.1 million tons as of April 30, 2010.

With the addition of this total disposal capacity, our strategic emphasis shifted to a focus on increasing free cash flow and generating an enhanced return on invested capital at the new and existing landfill sites by increasing annual permit limits and converting the Southbridge landfill from construction and demolition residuals to municipal solid waste. On May 28, 2010, we received an important permit to convert the Southbridge landfill, and we have begun to move forward with our long-term plans to more fully vertically integrate our Massachusetts assets and improve the returns on invested capital for this market area.

Asset management.  Our deployment of capital has evolved with our business strategy over the past four years from an emphasis on growth investments primarily in long-term landfill capacity to an approach that focuses on free cash flow generation from base operations with limited investments in high return resource transformation solutions. From fiscal year 2003 to fiscal year 2007, we invested approximately $177.5 million of capital to acquire and develop strategically located landfill capacity. The landfill capacity added to the business is the foundation of today’s integrated solid waste strategy, and these sites will serve as a platform for emerging resource transformation programs into the future. We shifted our capital strategy in 2008 to focus in three main areas: (1) improving the mix of base operations through divestitures, exchanges or swaps of non-core assets; (2) implementing operating programs that improve capital efficiency and asset utilization; (3) pursuing select strategic investment opportunities in waste transformation and resource optimization; and (4) pursuing select tuck-in acquisitions. We remain focused on these four goals in fiscal year 2011. To further improve cash flow generation over the next two years, we plan to limit capital spending to necessary maintenance capital expenditures and high-return growth projects that are either in-process or support existing market positions.

Recent Developments

Sale of Assets

On January 23, 2011, we entered into a definitive agreement to sell our non-integrated FCR recycling assets and select intellectual property assets for $130.4 million, which we expect to result in approximately $117.4 million of net proceeds. We expect to close this transaction, the FCR Disposition, in the fourth quarter of fiscal 2011 or the first quarter of fiscal 2012, subject to customary closing conditions, but we cannot assure you that the closing will occur.

The lenders under the Senior Credit Facility have consented to the FCR Disposition, subject to certain conditions, including a requirement that the net proceeds of the FCR Disposition be used, along with other available funds, to prepay in full the term loan under the Senior Credit Facility. In anticipation of the FCR Disposition, we repaid approximately $8.9 million of financing lease obligations related to the assets being sold in the FCR Disposition, using borrowings under our revolving credit facility. When we present the pro forma effect of the FCR Disposition, we are including the prepayment of the term loan and such financing lease obligations.

The principal assets being sold in the FCR Disposition are our non-integrated, stand-alone recycling assets located outside of our integrated solid waste operations. The sale includes 17 material recycling facilities and one transfer station located in Connecticut, Pennsylvania, New Jersey, North Carolina, Tennessee, Georgia, Florida, Michigan and Wisconsin, which accounted for approximately 68% of the total revenues of our FCR Recycling operating segment for the last twelve months ended October 31, 2010. Currently within the FCR Recycling operating segment, we have 21 material recycling facilities. The FCR Disposition does not include the four material recycling facilities that are located within our integrated solid waste operations area in the Northeast: Charlestown, MA, Auburn, MA, Ghent, NY and Ontario, NY.

We entered into the sale to strengthen our balance sheet and credit profile, while simplifying our business structure, and most importantly, retaining a strong set of integrated solid waste, recycling and resource transformation assets in the Northeast. After the FCR Disposition, we plan to continue to focus on improving asset performance through pricing, operating initiatives and capital discipline, while meeting existing and emerging customer needs through resource solutions.

Proposed Senior Credit Facility Refinancing

Following the closing of the FCR Disposition, the term loan currently outstanding under the senior secured first lien credit facility (the “Senior Credit Facility”) will be prepaid in full, and only the revolving line of credit (including a letter of credit facility) will remain in effect. We are in discussions with our lenders with respect to an amendment to the Senior Credit Facility that would become effective after the closing of the FCR Disposition (and the related prepayment of the term loan) and would include amendments that would increase the commitments under our revolving line of credit from $177.5 million to $210.0 million and extend the maturity date. We are also seeking lower interest rates under the amended Senior Credit Facility to reduce our borrowing costs. However, there can be no assurance that we will complete this amendment to our Senior Credit Facility on such terms, or at all.

Summary Consolidated Financial Data

The summary consolidated statement of operations and other financial data for the three years in the period ended April 30, 2010 and the summary consolidated balance sheet data as of April 30, 2009 and 2010 are derived from our audited consolidated financial statements. The summary consolidated statements of operations and other financial data for the six months ended October 31, 2009 and 2010 and the summary consolidated balance sheet data as of October 31, 2010 are derived from our unaudited consolidated financial statements. The pro forma consolidated statement of operations for the twelve months ended October 31, 2010 give effect to the FCR Disposition and related debt prepayments as if it had occurred on November 1, 2009; and the pro forma consolidated balance sheet data as of October 31, 2010 give effect to the FCR Disposition and related debt prepayments as if it had occurred on October 31, 2010. The pro forma consolidated financial data and other financial data and ratios are unaudited and for informational purposes only. They are not necessarily indicative of what our financial position or results of operations would have been had the FCR Disposition and related debt prepayments been completed as of such dates and do not purport to represent what our financial position, results of operations or cash flows might be for any future period.

	Historical						Pro Forma
				Six Months Ended
	Fiscal Year Ended April 30,			October 31,		Twelve Months Ended
	2008	2009	2010	2009	2010	October 31, 2010
	(in thousands)
Statement of Operations Data:
Revenues	$576,788	$551,937	$522,328	$265,551	$280,850	$537,627	$467,859
Cost of operations	383,437	371,200	347,460	174,007	187,824	361,277	312,151
General and administration	73,902	67,591	61,868	30,980	34,630	65,518	60,609
Depreciation and amortization	77,550	72,526	68,275	37,801	33,518	63,992	59,750
Goodwill impairment charge	—	55,286	—	—	—	—	—
Environmental remediation charge	—	4,356	335	—	—	335	335
Hardwick impairment and closing charge	1,400	—	—	—	—	—	—
Gain on divestiture	—	—	—	—	(3,502)	(3,502)	(3,502)
Development project charges	534	355	—	—	—	—	—
Operating income (loss)	39,965	(19,377)	44,390	22,763	28,380	50,007	38,516
Interest expense, net	41,505	39,039	54,270	24,790	29,150	58,630	48,016
Other expense, net	3,399	1,365	2,353	1,598	2,226	2,981	2,984
Loss from continuing operations before income taxes and discontinued operations	(4,939)	(59,781)	(12,233)	(3,625)	(2,996)	(11,604)	(12,484)
Provision for income taxes	669	8,749	3,018	1,019	1,060	3,059	2,404
Loss from continuing operations before discontinued operations	(5,608)	(68,530)	(15,251)	(4,644)	(4,056)	(14,663)	$(14,888)
(Loss) income from discontinued operations, net	(1,082)	442	213	226	—	(13)
Income (loss) on disposal of discontinued operations, net	(1,145)	63	1,180	89	—	1,091
Net loss applicable to common stockholders	$(7,835)	$(68,025)	$(13,858)	$(4,329)	$(4,056)	$(13,585)

	Historical				Pro Forma
	April 30,
	2008	2009	2010	October 31, 2010
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,814	$1,838	$2,035	$4,044	$4,044
Total current assets	95,485	76,735	82,064	87,653	76,467
Working capital (deficit)(1)	(20,153)	(2,138)	(10,051)	(9,483)	(11,187)
Property, plant and equipment, net	487,759	486,351	480,053	478,715	458,910
Total assets	836,087	750,962	754,814	752,225	692,202
Total debt	561,985	562,488	570,411	565,795	454,334
Total liabilities	711,405	684,652	704,518	703,796	584,682
Total stockholders’ equity	124,682	66,310	50,296	48,429	107,520

	Historical
	Fiscal Year Ended April 30,			Six Months Ended October 31,
	2008	2009	2010	2009	2010
	(in thousands)
Cash Flow Data:
Capital expenditures	$73,174	$57,736	$54,350	$32,400	$32,381
Net cash flows provided by operating activities	71,044	75,879	69,266	39,678	35,512
Net cash flows used in investing activities	(89,720)	(66,248)	(64,566)	(34,441)	(26,543)
Net cash flows (used in) provided by financing activities	3,993	(13,127)	(7,807)	(6,095)	(7,416)

	Historical
	Fiscal Year Ended April 30,			Six Months Ended October 31,		Twelve Months Ended
	2008	2009	2010	2009	2010	October 31, 2010
	(dollars in thousands)
Other Financial Data and Ratios:
Cash interest expense	$40,792	$40,623	$44,105	$17,212	$26,225	$53,118
EBITDA(2)	117,515	53,149	112,665	60,564	61,898	113,999
Adjusted EBITDA(2)	129,631	124,194	123,558	65,467	67,853	125,944
Total debt (principal amount at period end)						573,278
Ratio of total debt (principal amount at period end) to Adjusted EBITDA						4.6x
Ratio of Adjusted EBITDA to cash interest expense						2.4x

(1)           Working capital is current assets (excluding cash and cash equivalents) less current liabilities.

(2)           EBITDA is defined as earnings from continuing operations before provision for income taxes, interest expense, depreciation and amortization and other expense (income). Adjusted EBITDA is defined as EBITDA adjusted to exclude (i) depletion of landfill operating lease obligations, (ii) interest accretion on landfill and environmental remediation liabilities and (iii) the items listed in the table below.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of our results. Management uses these non-GAAP measures to further understand our core operating performance. We believe that providing EBITDA and Adjusted EBITDA to investors, in addition to GAAP financial measures, provides investors the benefit of viewing our performance using the same financial metrics that the management team uses in making many key decisions. We further believe that providing this information allows our investors greater transparency and a better understanding of our core financial performance. In addition, the instruments governing our indebtedness use EBITDA (with additional adjustments) to measure our compliance with certain covenants.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the U.S. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles in the U.S., and may be different from EBITDA presented by other companies.

The following is the reconciliation of EBITDA and Adjusted EBITDA to net loss, the most comparable GAAP measure:

	Historical						Pro Forma
	Fiscal Year Ended April 30,			For the Six Months Ended October 31,		Twelve Months Ended
	2008	2009	2010	2009	2010	October 31, 2010
	(in thousands)
Net loss	$(7,835)	$(68,025)	$(13,858)	$(4,329)	$(4,056)	$(13,585)
(Income) loss on disposal of discontinued operations, net(a)	1,145	(63)	(1,180)	(89)	—	(1,091)
Loss (income) from discontinued operations, net(b)	1,082	(442)	(213)	(226)	—	13
Loss from continuing operations before discontinued operations	(5,608)	(68,530)	(15,251)	(4,644)	(4,056)	(14,663)	$(14,888)
Provision for income taxes	669	8,749	3,018	1,019	1,060	3,059	2,404
Interest expense, net	41,505	39,039	54,270	24,790	29,150	58,630	48,016
Depreciation and amortization	77,550	72,526	68,275	37,801	33,518	63,992	59,750
Other expense, net(c)	3,399	1,365	2,353	1,598	2,226	2,981	2,984
EBITDA	117,515	53,149	112,665	60,564	61,898	113,999	98,266
Adjustments to EBITDA:
Severance and reorganization charges(d)	1,162	1,370	185	—	—	185	185
Goodwill impairment charge(e)	—	55,286	—	—	—	—	—
Environmental remediation charge(f)	—	4,356	335	—	—	335	335
Hardwick impairment and closing charge(g)	1,400	—	—	—	—	—	—
Development project charges(h)	534	355	—	—	—	—	—
Depletion of landfill operating lease obligations	6,010	6,416	6,867	3,165	4,299	8,001	8,001
Interest accretion on landfill and environmental remediation liabilities	3,010	3,262	3,506	1,738	1,656	3,424	3,424
Adjusted EBITDA	$129,631	$124,194	$123,558	$65,467	$67,853	$125,944	$110,211

(a)                                 (Income) loss on disposal of discontinued operations associated with the divestiture of various operations, the termination of a soils processing operation and the loss of a recycling facility operating contract.

(b)                                 Loss (income) from discontinued operations represents the operational results of divested and terminated operations.

(c)                                  Other expense represents loss on equity method investment, other non operational income, and in fiscal year 2010, loss on debt modification.

(d)                                 Severance and reorganization charges represent expenses related to a management reorganization in fiscal year 2008, employee severance, benefits, and other costs as a result of the consolidation of operating units and associated workforce reductions in fiscal years 2008 and 2009.

(e)                                  The goodwill impairment charge represents an expense related to the write-off of the carrying value of the Eastern region goodwill.

(f)                                   Environmental remediation charges represent expenses related to our share of costs to remediate a scrap yard and solid waste transfer station in Potsdam, N.Y.

(g)                                  The Hardwick impairment charge represents estimated future cash expenditures for capping, closure, and post-closure obligations at the Hardwick Landfill, which ceased operations in fiscal year 2008.

(h)                                 Development project charges represent write-offs of deferred costs associated with certain development projects deemed no longer viable.

RISK FACTORS

You should carefully consider the following factors as well as the other information included in this information update. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and financial results. Any of these risks could cause actual results to differ materially from those indicated by forward-looking statements made in this information update and presented elsewhere by management from time to time.

Risks Related to Our Business

We may not complete the FCR Disposition in the time frame we anticipate, or at all.

We have entered into an agreement to sell our non-integrated FCR recycling assets and select intellectual property assets for $130.4 million, which we expect to result in approximately $117.4 million of net proceeds. The completion of the FCR Disposition is subject to a number of risks and uncertainties, including: the closing of the buyer’s committed financing; the satisfaction of the conditions to the completion of the FCR Disposition; the parties to the FCR Disposition obtaining the necessary regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; the outcome of any legal proceedings that may be instituted against us or others; and no breach by the purchaser of its obligations under the purchase agreement. In addition, if the buyer fails to close the FCR Disposition following satisfaction of all conditions to closing at any time on or after March 15, 2011, our sole and exclusive remedy is a reverse break-up fee of $6.5 million. These and other factors could cause our ability to complete the FCR Disposition on the terms and within the time frame anticipated to be different than expected. Therefore, there is no guarantee that we will complete the FCR Disposition.

Economic conditions have adversely affected our revenues and our operating margin and may impact our efforts to pay our outstanding indebtedness.

Our business has been affected by changes in economic conditions that are outside of our control, including reductions in business and consumer activity generally, and of construction spending in particular, which have significantly impacted the demand for our collection and landfill services, and declines in commodity prices, which have materially reduced our recycling revenues. As a result of the economic environment we may also be adversely impacted by customers’ inability to pay us in a timely manner, if at all, due to their financial difficulties, which could include bankruptcies. The availability of credit since the second half of calendar year 2008 has been severely limited, which has negatively affected business and consumer spending generally. If our customers do not have access to capital, we do not expect that our volumes will improve or that we will increase new business.

We face substantial competition in the solid waste services industry.

The solid waste services industry is highly competitive, has undergone a period of consolidation and requires substantial labor and capital resources. Some of the markets in which we compete or will likely compete are served by, or are adjacent to markets served by, one or more of the large national or multinational solid waste companies, as well as numerous regional and local solid waste companies. Intense competition exists not only to provide services to customers, but also to acquire other businesses within each market. Some of our competitors have significantly greater financial and other resources than we do. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid contract. These practices may either require us to reduce the pricing of our services or result in our loss of business.

As is generally the case in our industry, some municipal contracts are subject to periodic competitive bidding. We may not be the successful bidder to obtain or retain these contracts. If we are unable to compete with larger and better capitalized companies, or to replace municipal contracts lost through the competitive bidding process with comparable contracts or other revenue sources within a reasonable time period, our revenues would decrease and our operating results would be harmed.

In our solid waste disposal markets we also compete with operators of alternative disposal and recycling facilities and with counties, municipalities and solid waste districts that maintain their own waste collection, recycling and disposal operations. We are also increasingly competing with companies which seek to use parts of the waste stream as feedstock for renewable energy supplies. Public entities may have financial advantages because of their ability to charge user fees or similar charges, impose tax revenues, access tax-exempt financing and in some cases utilize government subsidies.

Our GreenFiber insulation manufacturing joint venture with Louisiana-Pacific Corporation competes with other parties, principally national manufacturers of fiberglass insulation, that have substantially greater resources than GreenFiber does, which they could use for product development, marketing or other purposes to our detriment.

The waste management industry is undergoing fundamental change as traditional waste streams are increasingly viewed as renewable resources, which may adversely impact volumes and tipping fees at our landfills.

From fiscal 2003 through fiscal 2008, the Company executed a strategy to grow its landfill capacity, and since that time it has focused on increasing free cash flow and generating an enhanced return on invested capital at its landfills. As the Company has continued to develop its landfill capacity, the waste management industry has increasingly recognized the value of the waste stream as a renewable resource, and accordingly, new alternatives to landfilling are being developed that seek to maximize the renewable energy and other resource benefits of waste. These alternatives may impact the demand for landfill space, which may affect our ability to operate our landfills at full capacity, as well as the tipping fees and prices that waste management companies generally, and the Company in particular, can charge for utilization of landfill space. As a result, the Company’s revenues and operating margins could be adversely affected due to these disposal alternatives.

We incur substantial costs to comply with environmental requirements. Failure to comply with these requirements, as well as enforcement actions and litigation arising from an actual or perceived breach of such requirements, could subject us to fines, penalties, and judgments, and impose limits on our ability to operate and expand.

We are subject to potential liability and restrictions under environmental laws, including those relating to transportation, recycling, treatment, storage and disposal of wastes, discharges of pollutants to air and water, and the remediation of contaminated soil, surface water and groundwater. The waste management industry has been and will continue to be subject to regulation, including permitting and related financial assurance requirements, as well as to attempts to further regulate the industry, including efforts to regulate the emission of greenhouse gases. Our waste-to-energy facility is subject to regulations limiting discharges of pollutants into the air and water, and our solid waste operations are subject to a wide range of federal, state and, in some cases, local environmental, odor and noise and land use restrictions. If we are not able to comply with the requirements that apply to a particular facility or if we operate without the necessary approvals or permits, we could be subject to administrative or civil, and possibly criminal, fines and penalties, and we may be required to spend substantial capital to bring an operation into compliance, to temporarily or permanently discontinue activities, and/or take corrective actions, possibly including removal of landfilled materials. Those costs or actions could be significant to us and impact our results of operations, cash flows, and available capital. We may not have sufficient insurance coverage for our environmental liabilities, such coverage may not cover all of the potential liabilities we may be subject to and/or we may not be able to obtain insurance coverage in the future at reasonable expense, or at all.

Environmental and land use laws also impact our ability to expand and, in the case of our solid waste operations, may dictate those geographic areas from which we must, or, from which we may not, accept waste. Those laws and regulations may limit the overall size and daily waste volume that may be accepted by a solid waste operation. If we are not able to expand or otherwise operate one or more of our facilities because of limits imposed under such laws, we may be required to increase our utilization of disposal facilities owned by third parties, which could reduce our revenues and/or operating margins. In addition, we are required to obtain governmental permits to operate our facilities, including all of our landfills. Even if we were to comply with applicable environmental law, there is no guarantee that we would be able to obtain the requisite permits and, even if we could, that any permit (and any existing permits we currently hold) will be renewed or modified as needed to fit our business needs.

We have historically grown through acquisitions and may make additional acquisitions from time to time in the future, and we have tried and will continue to try to evaluate and limit environmental risks and liabilities presented by businesses to be acquired prior to the acquisition. It is possible that some liabilities, including ones that may exist only because of the past operations of an acquired business, may prove to be more difficult or costly to address than we anticipate. It is also possible that government officials responsible for enforcing environmental laws may believe an issue is more serious than we expect, or that we will fail to identify or fully appreciate an existing liability before we become legally responsible for addressing it. Some of the legal sanctions to which we could become subject could cause the suspension or revocation of a needed permit, prevent us from, or delay us, in obtaining or renewing permits to operate or expand our facilities, or harm our reputation. At October 31, 2010, we had recorded $4.6 million in environmental remediation liabilities for the estimated cost of our share of work associated with a consent order issued by the State of New York to remediate a scrap yard and solid waste transfer station owned by one of our acquired subsidiaries, including the recognition of accretion expense. There can be no assurance that the cost of such cleanup or our share will not exceed our estimates.

Our operating program depends on our ability to operate the landfills and transfer stations we own and lease. Localities where we operate generally seek to regulate some or all landfill and transfer station operations, including siting and expansion of operations. The laws adopted by municipalities in which our landfills and transfer stations are located may limit or prohibit the expansion of a landfill or transfer station, as well as the amount of waste that we can accept at the landfill or transfer station on a daily, quarterly or annual basis, and any effort to acquire or expand landfills and transfer stations typically involves a significant amount of time and expense. We may not be successful in obtaining new landfill or transfer station sites or expanding the permitted capacity of any of our current landfills and transfer stations. If we are unable to develop additional disposal and transfer station capacity, our ability to achieve economies from the internalization of our waste stream will be limited. If we fail to receive new landfill permits or renew existing permits, we may incur landfill asset impairment and other charges associated with accelerated closure.

In addition to the costs of complying with environmental laws and regulations, we incur costs defending against environmental litigation brought by governmental agencies and private parties. We are, and also may be in the future, a defendant in lawsuits brought by parties alleging environmental damage, personal injury, and/or property damage, or which seek to overturn or prevent the issuance of an operating permit or authorization, all of which may result in us incurring significant liabilities.

Our results of operations could continue to be affected by changing prices or market requirements for recyclable materials.

Our results of operations have been and may continue to be affected by changing purchase or resale prices or market requirements for recyclable materials. Our recycling business involves the purchase and sale of recyclable materials, some of which are priced on a commodity basis. The market for recyclable materials, particularly newspaper, corrugated containers, plastic and ferrous and aluminum metals, has been affected by unprecedented price decreases since October 2008, resulting in a severe impact on our results of operations. Although we have begun to experience some recovery in commodity pricing, such prices will continue to be volatile due to numerous factors beyond our control. Although we seek to limit our exposure to fluctuating commodity prices through the use of hedging agreements, floor price contracts and long-term supply contracts with customers and have sought to mitigate commodity price fluctuations by reducing the prices we pay for purchased materials or increasing tip fees at our facilities, these fluctuations have in the past contributed, and may continue to contribute, to significant variability in our period-to-period results of operations.

Our business requires a high level of capital expenditures.

Our business is capital intensive. Capital expenditures related to growth activities, which were $4.3 million in fiscal year 2010, consist of costs related to development of new airspace, permit expansions and new recycling contracts, along with incremental costs of equipment and infrastructure added to further such activities. Capital expenditures related to maintenance activities, which were $50.0 million in fiscal year 2010, consist of landfill cell construction costs not related to airspace expansion, costs of normal permit renewals and replacement costs for equipment due to age or obsolescence. We expect capital spending to be between $57.0 million and $63.0 million in fiscal year 2011. We must use a substantial portion of our cash flows from operating activities toward maintenance capital expenditures, which reduces our flexibility to use such cash flows for other purposes, such as reducing our indebtedness. Our capital expenditures could increase if we make acquisitions or further expand our operations or as a result of factors beyond our control, such as changes in federal, state or local governmental requirements. The amount that we spend on capital expenditures may exceed current expectations, which may require us to obtain additional funding for our operations or impair our ability to grow our business.

Our business is geographically concentrated and is therefore subject to regional economic downturns.

Following the closing of the FCR Disposition, our operations and customers will be concentrated principally in New England and New York. Therefore, our business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions. In addition, as we seek to expand in our existing markets, opportunities for growth within this region will become more limited and the geographic concentration of our business will increase.

Our results of operations and financial condition may be negatively affected if we inadequately accrue for capping, closure and post-closure costs or by the timing of these costs for our waste disposal facilities.

We have material financial obligations relating to capping, closure and post-closure costs of our existing owned or operated landfills and will have material financial obligations with respect to any disposal facilities which we may own or operate in the future. Once the permitted capacity of a particular landfill is reached and additional capacity is not authorized, the landfill must be closed and capped, and post-closure maintenance started. We establish accruals for the estimated costs associated with such capping, closure and post-closure obligations over the anticipated useful life of each landfill on a per ton basis. We have provided and expect that we will in the future provide accruals for financial obligations relating to capping, closure and post-closure costs of our owned or operated landfills, generally for a term of 30 years after final closure of a landfill. Our financial obligations for capping, closure or post-closure costs could exceed the amounts accrued or amounts otherwise receivable pursuant to trust funds established for this purpose. Such a circumstance could result in significant unanticipated charges which would have an adverse impact on our business.

In addition, the timing of any such capping, closure or post-closure costs which exceed established accruals may further negatively impact our business. Since we will be unable to control the timing and amounts of such costs, we may be forced to delay investments or planned improvements in other parts of our business or we may be unable to meet applicable financial assurance requirements. Any of the foregoing would negatively impact our business and results of operations.

Fluctuations in fuel costs could affect our operating expenses and results.

The price and supply of fuel is unpredictable and fluctuates based on events beyond our control, including among others, geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regional production patterns. Because fuel is needed to run our fleet of trucks, price escalations for fuel increase our operating expenses. In fiscal year 2010, we used approximately 5.8 million gallons of diesel fuel in our solid waste operations. We have a fuel surcharge program, based on a fuel index, to help alleviate increases in the cost of fuel, oil and lubricants arising from price volatility. This fee has been passed on to our customers where their contracts and competition conditions permit.

We could be precluded from entering into contracts or obtaining or maintaining permits or certain contracts if we are unable to obtain third party financial assurance to secure our contractual obligations.

Public solid waste collection, recycling and disposal contracts, obligations associated with landfill closure and the operation and closure of our waste-to-energy facility typically require performance or surety bonds, letters of credit or other means of financial assurance to secure our contractual performance. If we are unable to obtain the necessary financial assurance in sufficient amounts or at acceptable rates, we could be precluded from entering into additional municipal solid waste collection contracts or from obtaining or retaining landfill management contracts or operating permits. Any future difficulty in obtaining insurance could also impair our ability to secure future contracts conditioned upon having adequate insurance coverage. We currently obtain performance and surety bonds from Evergreen, in which we hold a 19.9% equity interest.

Our revenues and our operating income experience seasonal fluctuations.

Our transfer and disposal revenues historically have been lower during the months of November through March. This seasonality reflects the lower volume of waste during the late fall, winter and early spring months primarily because:

•                  the volume of waste relating to construction and demolition activities decreases substantially during the winter months in the northeastern United States; and

•                  decreased tourism in Vermont, Maine and eastern New York during the winter months tends to lower the volume of waste generated by commercial and restaurant customers, which is partially offset by increased volume from the ski industry.

Since certain of our operating and fixed costs remain constant throughout the fiscal year, operating income is impacted by a similar seasonality. In addition, particularly harsh weather conditions typically result in increased operating costs.

Our recycling business experiences increased volumes of newspaper in November and December due to increased newspaper advertising and retail activity during the holiday season. GreenFiber experiences lower sales from April through July due to lower retail activity.

We may, in the future, attempt to divest or sell certain parts or components of our business to third parties which may result in lower than expected proceeds or losses or we may be unable to identify potential purchasers.

As described above under “Summary—Recent Developments—Sale of Assets,” we have agreed to sell our non-integrated FCR recycling assets and select intellectual property assets. From time to time in the future, we may sell or divest certain other components of our business. These divestitures may be undertaken for a number of reasons, including to generate proceeds to pay down debt, or as a result of a determination that the specified asset will provide inadequate returns to us, or that the asset no longer serves a strategic purpose in connection with our business or if we determine the asset may be more valuable to a third party. The timing of such sales or divesture may not be entirely within our control. For example, we may need to quickly divest assets to satisfy immediate cash requirements, or we may be forced to sell certain assets prior to canvassing the market or at a time when market conditions for valuations or for financing for buyers are unfavorable, which would result in proceeds to us in an amount less than we expect or less than our assessment of the value of those assets. We also may not be able to identify buyers for certain of our assets, particularly given the difficulty that potential acquirers may face in obtaining financing, or we may face opposition from municipalities or communities to a disposition or the proposed buyer. Any sale of our assets could result in a loss on divestiture. Any of the foregoing would have an adverse effect on our business and results of operations.

We previously announced our efforts to divest our waste to energy facility, Maine Energy. Public opposition to these efforts and the continued operation of Maine Energy have impacted our ability to sell the Maine Energy facility to date, and although we intend to continue to explore opportunities to divest Maine Energy in whole or in part in the future, there is no certainty that we will be able to divest Maine Energy.

We may engage in acquisitions in the future with the goal of complementing or expanding our business, including developing additional disposal capacity. However, we may be unable to complete these transactions and, if executed, these transactions may not improve our business or may pose significant risks and could have a negative effect on our operations.

We have in the past, and we may in the future, make acquisitions in order to acquire or develop additional disposal capacity. These acquisitions may include “tuck-in” acquisitions within our existing markets, assets that are adjacent to or outside our existing markets, or larger, more strategic acquisitions. In addition, from time to time we may acquire businesses that are complementary to our core business strategy. We may not be able to identify suitable acquisition candidates. If we identify suitable acquisition candidates, we may be unable to negotiate successfully their acquisition at a price or on terms and conditions acceptable to us, including as a result of the limitations imposed by our debt obligations. Furthermore, we may be unable to obtain the necessary regulatory approval to complete potential acquisitions.

Our ability to achieve the benefits from any potential future acquisitions, including cost savings and operating efficiencies, depends in part on our ability to successfully integrate the operations of such acquired businesses with our operations. The integration of acquired businesses and other assets may require significant management time and Company resources that would otherwise be available for the ongoing management of our existing operations.

Any properties or facilities that we acquire may be subject to unknown liabilities, such as undisclosed environmental contamination, for which we would have no recourse, or only limited recourse, to the former owners of such properties. As a result, if a liability were asserted against us based upon ownership of an acquired property, we might be required to pay significant sums to settle it, which could adversely affect our financial results and cash flow.

In addition, the process of acquiring, developing and permitting additional disposal capacity is lengthy, expensive and uncertain. Moreover, the disposal capacity at our existing landfills is limited by the remaining available volume at our landfills and annual, quarterly and/or daily disposal limits imposed by the various governmental authorities with jurisdiction over our landfills. If we are unable to develop or acquire additional disposal capacity, our ability to achieve economies from the internalization of our waste stream will be limited and we may be required to increase our utilization of disposal facilities owned by third parties, which could reduce our revenues and/or our operating margins.

Efforts by labor unions to organize our employees could divert management attention and increase our operating expenses.

Labor unions regularly make attempts to organize our employees, and these efforts will likely continue in the future. Certain groups of our employees have chosen to be represented by unions, and we have negotiated collective bargaining agreements with these groups. The negotiation of collective bargaining agreements could divert management attention and result in increased operating expenses and lower net income (or increased net loss). If we are unable to negotiate acceptable collective bargaining agreements, we may be subject to union-initiated work stoppages, including strikes. Depending on the type and duration of any labor disruptions, our revenues could decrease and our operating expenses could increase, which could adversely affect our financial condition, results of operations and cash flows. As of December 31, 2010, approximately 5.2% of our employees were represented by unions.

Our Class B common stock has ten votes per share and is held exclusively by John W. Casella and Douglas R. Casella.

The holders of our Class B common stock are entitled to ten votes per share and the holders of our Class A common stock are entitled to one vote per share. At December 31, 2010, an aggregate of 988,200 shares of our Class B common stock, representing 9,882,000 votes, were outstanding, all of which were beneficially owned by John W. Casella, our Chairman and Chief Executive Officer, or by his brother, Douglas R. Casella, a member of our Board of Directors. Based on the number of shares of common stock outstanding on December 31, 2010, the shares of our Class A common stock and Class B common stock beneficially owned by John W. Casella and Douglas R. Casella represent approximately 31.7% of the aggregate voting power of our stockholders. Consequently, John W. Casella and Douglas R. Casella are able to substantially influence all matters for stockholder consideration.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data for the three years in the period ended April 30, 2010 and the selected consolidated balance sheet data as of April 30, 2009 and 2010 are derived from our audited consolidated financial statements. The selected consolidated statement of operations and other financial data for the six months ended October 31, 2009 and 2010 and the selected consolidated balance sheet data as of October 31, 2009 and 2010 are derived from our unaudited financial statements.

	Fiscal Year Ended April 30,			Six Months Ended October 31,
	2008	2009	2010	2009	2010
	(in thousands)
Statement of Operations Data:
Revenues	$576,788	$551,937	$522,328	$265,551	$280,850
Cost of operations	383,437	371,200	347,460	174,007	187,824
General and administration	73,902	67,591	61,868	30,980	34,630
Depreciation and amortization	77,550	72,526	68,275	37,801	33,518
Goodwill impairment charge	—	55,286	—	—	—
Environmental remediation charge	—	4,356	335	—	—
Hardwick impairment and closing charge	1,400	—	—	—	—
Gain on divestiture	—	—	—	—	(3,502)
Development project charges	534	355	—	—	—
Operating income (loss)	39,965	(19,377)	44,390	22,763	28,380
Interest expense, net	41,505	39,039	54,270	24,790	29,150
Other expense, net	3,399	1,365	2,353	1,598	2,226
Loss from continuing operations before income taxes and discontinued operations	(4,939)	(59,781)	(12,233)	(3,625)	(2,996)
Provision for income taxes	669	8,749	3,018	1,019	1,060
Loss from continuing operations before discontinued operations	(5,608)	(68,530)	(15,251)	(4,644)	(4,056)
Income/(loss) from discontinued operations, net	(1,082)	442	213	226	—
Income/(loss) on disposal of discontinued operations, net	(1,145)	63	1,180	89	—
Net loss applicable to common stockholders	$(7,835)	$(68,025)	$(13,858)	$(4,329)	$(4,056)

	April 30,			October 31,
	2008	2009	2010	2010
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,814	$1,838	$2,035	$4,044
Total current assets	95,485	76,735	82,064	87,653
Working capital(1)	(20,153)	(2,138)	(10,051)	(9,483)
Property, plant and equipment, net	487,759	486,351	480,053	478,715
Total assets	836,087	750,962	754,814	752,225
Total debt	561,985	562,488	570,411	565,795
Total liabilities	711,405	684,652	704,518	703,796
Total stockholders’ equity	124,682	66,310	50,296	48,429

	Fiscal Year Ended April 30,			Six Months Ended October 31,
	2008	2009	2010	2009	2010
	(dollars in thousands)
Other Financial Data:
Capital expenditures	$73,174	$57,736	$54,350	$32,400	$32,381
Cash interest expense	40,792	40,263	44,105	17,212	26,225
Net cash provided by operating activities	71,044	75,879	69,266	39,678	35,512
Net cash used in investing activities	(89,720)	(66,248)	(64,566)	(34,441)	(26,543)
Net cash (used in) provided by financing activities	3,993	(13,127)	(7,807)	(6,095)	(7,416)
Ratio of earnings to fixed charges(2)	—	—	—	—	—

(1)   Working capital is current assets (excluding cash and cash equivalents) less current liabilities.

(2)   For purposes of determining the ratio of earnings to fixed charges, “earnings” consists of income (loss) from continuing operations before income taxes, loss (gain) from equity method investments adjusted for distributed income, fixed charges, less capitalized interest, and “fixed charges” consists of interest expense, amortization of deferred financing costs, preferred stock dividends, capitalized interest and the portion of rental expense deemed to be representative of the interest factor. For fiscal years 2008, 2009 and 2010, earnings were insufficient to cover fixed charges by approximately $0.2 million, $57.9 million and $9.9 million, respectively. For the six months ended October 31, 2009 and 2010, earnings were insufficient to cover fixed charges by approximately $2.3 million and $1.0 million, respectively.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT INFORMATION

On January 23, 2011, Casella Waste Systems, Inc. (the “Company”) entered into a definitive agreement with C.E. Holdings II, LLC (the “Purchaser”) to sell the non-integrated recycling assets of the FCR Recycling business (“FCR”) and select intellectual property assets for $130.4 million, subject to customary closing conditions. The recycling assets being sold are the Company’s non-integrated, stand-alone recycling assets located outside of its integrated solid waste operations in New York, Massachusetts, Vermont, New Hampshire, Maine and certain counties in Pennsylvania. The Company has agreed to use the net proceeds together with proceeds from its Senior Secured Revolving Credit Facility (the “Revolver”) to prepay all borrowings under the Senior Secured Term B Loan (the “Term Loan B”). In anticipation of the sale noted above, the Company prepaid certain financing lease obligations associated with FCR assets included in the disposition. The sale of the assets, the prepayment of Term Loan B, and the prepayment of certain financing lease obligations are collectively referred to as the “FCR Disposition” within these unaudited pro forma consolidated financial statements. There can be no assurances that the FCR Disposition will be completed.

The unaudited pro forma consolidated financial statement information has been included in this information update to give effect to the FCR Disposition. As a result, historical results of operations have been adjusted on a pro forma basis to reflect the FCR Disposition. The unaudited pro forma consolidated financial statement information includes a pro forma balance sheet as of October 31, 2010 after giving effect to the FCR Disposition as if it had occurred on October 31, 2010 and unaudited pro forma consolidated statements of operations for the six months ended October 31, 2010 and 2009, for the fiscal years ended April 30, 2010, 2009, and 2008, and for the twelve months ended October 31, 2010 after giving effect to the FCR Disposition as if it had occurred on the first day of the earliest period presented. Material nonrecurring charges or credits and related tax effects which result directly from the FCR Disposition which will be included in the operating results of the Company within twelve months following the transactions are not included in the unaudited pro forma consolidated statements of operations and are disclosed in the notes to the unaudited pro forma consolidated financial statements contained herein.

The unaudited pro forma consolidated financial statements as of and for the respective periods presented have been derived primarily from the historical audited consolidated financial statements of the Company for the year ended April 30, 2010 as well as the unaudited consolidated financial statements of the Company for the quarter ended October 31, 2010. These financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma consolidated financial statement information is based upon available information and assumptions that the Company believes are reasonable under the circumstances and were prepared to illustrate the estimated effects of the FCR Disposition, as if the transaction occurred as of and for the respective periods specified above. Amounts reported in future financial statements filed with the Securities and Exchange Commission for the periods presented herein may differ from these pro forma estimates.

The unaudited pro forma consolidated financial statement information has been provided for informational purposes only and should not be considered indicative of the Company’s financial position or results of operations had the FCR Disposition occurred as of the dates indicated. In addition, the unaudited pro forma consolidated financial statement information does not purport to represent the future financial position or results of operations of the Company. The unaudited pro forma consolidated financial statement information should be read in conjunction with the Company’s audited consolidated financial statements as of April 30, 2010 and 2009 and for the twelve months ended April 30, 2010, 2009 and 2008, and the Company’s unaudited consolidated financial statements for the six months ended October 31, 2010 and 2009.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED PRO FORMA BALANCE SHEET

(Unaudited)

(in thousands)

	Historical October 31, 2010(2)	Pro Forma Adjustments FCR Disposition		Pro Forma October 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,044	$—		$4,044
Restricted cash	76	—		76
Accounts receivable—trade, net of allowance for doubtful accounts of $1,551 and $1,534	65,032	(10,147	)(3)	54,885
Notes receivable—officer/employees	140	—		140
Refundable income taxes	1,556	—		1,556
Prepaid expenses	6,180	(362	)(3)	5,818
Inventory	4,038	(677	)(3)	3,361
Deferred income taxes	5,096	—		5,096
Other current assets	1,491	—		1,491
Total current assets	87,653	(11,186)		76,467

Property, plant and equipment, net of accumulated depreciation and amortization of $625,640 and $599,995	478,715	(19,805	)(4)	458,910
Goodwill	125,792	(26,649	)(3)	99,143
Intangible assets, net	2,603	(631	)(3)	1,972
Restricted assets	311	—		311
Notes receivable—officer/employees	1,145	—		1,145
Deferred income taxes	553	—		553
Investments in unconsolidated entities	38,825	—		38,825
Other non-current assets	16,628	(1,752	)(5)	14,876
	664,572	(48,837)		615,735
	$752,225	$(60,023)		$692,202

See accompanying notes to the unaudited consolidated pro forma financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED PRO FORMA BALANCE SHEET (Continued)

(Unaudited)

(in thousands, except for share and per share data)

	Historical October 31, 2010(2)	Pro Forma Adjustments FCR Disposition		Pro Forma October 31, 2010
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and capital leases	$2,425	$(1,300	)(6)	$1,125
Current maturities of financing lease obligations	1,471	(1,198	)(6)	273
Accounts payable	43,419	(5,151	)(3)	38,268
Accrued payroll and related expenses	4,831	(1,025	)(3)	3,806
Accrued interest	11,742	—		11,742
Current accrued capping, closure and post-closure costs	3,668	—		3,668
Other accrued liabilities	25,536	(808	)(3)	24,728
Total current liabilities	93,092	(9,482)		83,610

Long-term debt and capital leases, less current maturities	551,833	(101,246	)(6)	450,587
Financing lease obligations, less current maturities	10,066	(7,717	)(6)	2,349
Accrued capping, closure and post-closure costs, less current portion	33,620	—		33,620
Deferred income taxes	6,494	(669	)(8)	5,825
Other long-term liabilities	8,691	—		8,691

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Class A common stock—
Authorized—100,000,000 shares, $0.01 par value per share, issued and outstanding—25,185,000 as of October 31, 2010	252	—		252
Class B common stock—
Authorized—1,000,000 shares, $0.01 par value per share, 10 votes per share, issued and outstanding—988,000 shares	10	—		10
Accumulated other comprehensive loss	(344)	—		(344)
Additional paid-in capital	283,644	—		283,644
Accumulated deficit	(235,133)	59,091	(9)	(176,042)
Total stockholders’ equity	48,429	59,091		107,520
	$752,225	$(60,023)		$692,202

See accompanying notes to the unaudited consolidated pro forma financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED OCTOBER 31, 2010

(Unaudited)

(in thousands)

	Historical Six Months Ended October 31, 2010(2)	Pro Forma Adjustments FCR Disposition(10)		Pro Forma Six Months Ended October 31, 2010
Revenues	$280,850	$(35,748)		$245,102

Operating expenses:
Cost of operations	187,824	(26,477	)(11)	161,347
General and administration	34,630	(2,235)		32,395
Depreciation and amortization	33,518	(2,116)		31,402
Gain on divestiture	(3,502)	—		(3,502)
	252,470	(30,828)		221,642
Operating income	28,380	(4,920)		23,460

Other expense/(income), net:
Interest income	(26)	—		(26)
Interest expense	29,176	(5,356	)(12)	23,820
Loss from equity method investment	2,638	—		2,638
Other income	(412)	—		(412)
Other expense, net	31,376	(5,356)		26,020
Loss from continuing operations before income taxes	(2,996)	436		(2,560)
Provision for income taxes	1,060	(319)		741

Loss from continuing operations	$(4,056)	$755		$(3,301)

Earnings per share from continuing operations
Basic and diluted	$(0.16)			$(0.13)

Basic and diluted weighted average common shares outstanding	25,981			25,981

See accompanying notes to the unaudited consolidated pro forma financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED OCTOBER 31, 2009

(Unaudited)

(in thousands)

	Historical Six Months Ended October 31, 2009(2)	Pro Forma Adjustments FCR Disposition(10)		Pro Forma Six Months Ended October 31, 2009
Revenues	$265,551	$(30,233)		$235,318
Operating expenses:

Cost of operations	174,007	(19,997	)(11)	154,010
General and administration	30,980	(3,050)		27,930
Depreciation and amortization	37,801	(2,120)		35,681
	242,788	(25,167)		217,621
Operating income	22,763	(5,066)		17,697

Other expense/(income), net:
Interest income	(61)	—		(61)
Interest expense	24,851	(4,921	)(12)	19,930
Loss from equity method investment	1,378	—		1,378
Loss on debt modification	511	—		511
Other income	(291)	—		(291)
Other expense, net	26,388	(4,921)		21,467

Loss from continuing operations before income taxes	(3,625)	(145)		(3,770)
Provision for income taxes	1,019	(324)		695
Loss from continuing operations	$(4,644)	$179		$(4,465)

Earnings per share from continuing operations
Basic and diluted	$(0.18)			$(0.17)

Basic and diluted weighted average common shares outstanding	25,711			25,711

See accompanying notes to the unaudited consolidated pro forma financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED APRIL 30, 2010

(Unaudited)

(in thousands)

	Historical Twelve Months Ended April 30, 2010(13)	Pro Forma Adjustments FCR Disposition(10)		Pro Forma Twelve Months Ended April 30, 2010
Revenues	$522,328	$(64,253)		$458,075

Operating expenses:
Cost of operations	347,460	(42,646	)(11)	304,814
General and administration	61,868	(5,724)		56,144
Depreciation and amortization	68,275	(4,246)		64,029
Environmental remediation charge	335	—		335
	477,938	(52,616)		425,322
Operating income	44,390	(11,637)		32,753

Other expense/(income), net:
Interest income	(110)	—		(110)
Interest expense	54,380	(10,179	)(12)	44,201
Loss from equity method investment	2,691	—		2,691
Loss on debt modification	511	—		511
Other income	(849)	3		(846)
Other expense, net	56,623	(10,176)		46,447
Loss from continuing operations before income taxes	(12,233)	(1,461)		(13,694)
Provision for income taxes	3,018	(660)		2,358
Loss from continuing operations	$(15,251)	$(801)		$(16,052)

Earnings per share from continuing operations
Basic and diluted	$(0.59)			$(0.62)

Basic and diluted weighted average common shares outstanding	25,731			25,731

See accompanying notes to the unaudited consolidated pro forma financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED APRIL 30, 2009

(Unaudited)

(in thousands)

	Historical Twelve Months Ended April 30, 2009(13)	Pro Forma Adjustments FCR Disposition(10)		Pro Forma Twelve Months Ended April 30, 2009
Revenues	$551,937	$(68,131)		$483,806

Operating expenses:
Cost of operations	371,200	(46,739	)(11)	324,461
General and administration	67,591	(6,845)		60,746
Depreciation and amortization	72,526	(3,772)		68,754
Goodwill impairment charge	55,286	—		55,286
Environmental remediation charge	4,356	—		4,356
Development project charges	355	—		355
	571,314	(57,356)		513,958
Operating income	(19,377)	(10,775)		(30,152)

Other expense/(income), net:
Interest income	(728)	8		(720)
Interest expense	39,767	(4,168	)(12)	35,599
Loss from equity method investment	2,157	—		2,157
Other income	(792)	—		(792)
Other expense, net	40,404	(4,160)		36,244
Loss from continuing operations before income taxes	(59,781)	(6,615)		(66,396)
Provision for income taxes	8,749	2,964		11,713
Loss from continuing operations	$(68,530)	$(9,579)		$(78,109)

Earnings per share from continuing operations
Basic and diluted	$(2.68)			$(3.05)

Basic and diluted weighted average common shares outstanding	25,584			25,584

See accompanying notes to the unaudited consolidated pro forma financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED APRIL 30, 2008

(Unaudited)

(in thousands)

	Historical Twelve Months Ended April 30, 2008(13)	Pro Forma Adjustments FCR Disposition(10)		Pro Forma Twelve Months Ended April 30, 2008
Revenues	$576,788	$(71,951)		$504,837

Operating expenses:
Cost of operations	383,437	(43,569	)(11)	339,868
General and administration	73,902	(6,600)		67,302
Depreciation and amortization	77,550	(3,716)		73,834
Hardwick impairment and closing charges	1,400	—		1,400
Development project charges	534	—		534
	536,823	(53,885)		482,938
Operating income	39,965	(18,066)		21,899

Other expense/(income), net:
Interest income	(1,354)	23		(1,331)
Interest expense	42,859	(7,060	)(12)	35,799
Loss from equity method investment	6,077	—		6,077
Other income	(2,678)	10		(2,668)
Other expense, net	44,904	(7,027)		37,877
Loss from continuing operations before income taxes	(4,939)	(11,039)		(15,978)
Provision for income taxes	669	(4,445)		(3,776)
Loss from continuing operations	$(5,608)	$(6,594)		$(12,202)

Earnings per share from continuing operations
Basic and diluted	$(0.22)			$(0.48)

Basic and diluted weighted average common shares outstanding	25,382			25,382

See accompanying notes to the unaudited consolidated pro forma financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED OCTOBER 31, 2010

(Unaudited)

(in thousands)

	Historical Twelve Months Ended October 31, 2010(14)	Pro Forma Adjustments FCR Disposition(10)		Pro Forma Twelve Months Ended October 31, 2010
Revenues	$537,627	$(69,768)		$467,859

Operating expenses:
Cost of operations	361,277	(49,126	)(11)	312,151
General and administration	65,518	(4,909)		60,609
Depreciation and amortization	63,992	(4,242)		59,750
Environmental remediation charge	335	—		335
Gain on divestiture	(3,502)	—		(3,502)
	487,620	(58,277)		429,343
Operating income	50,007	(11,491)		38,516

Other expense/(income), net:
Interest income	(75)	—		(75)
Interest expense	58,705	(10,614	)(12)	48,091
Loss from equity method investment	3,951	—		3,951
Other income	(970)	3		(967)
Other expense, net	61,611	(10,611)		51,000
Loss from continuing operations before income taxes	(11,604)	(880)		(12,484)
Provision for income taxes	3,059	(655)		2,404
Loss from continuing operations	$(14,663)	$(225)		$(14,888)

See accompanying notes to the unaudited consolidated pro forma financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

(1)                                  On January 23, 2011, the Company entered into a definitive agreement to sell its non-integrated FCR recycling assets and select intellectual property assets for $130.4 million. The Company intends to use the estimated net cash proceeds from this sale together with borrowings from the Revolver to prepay its Term Loan B. Certain financing lease obligations related to the assets being sold in FCR Deposition were prepaid in December 2010. Estimated net cash proceeds to be received from the Purchaser, net of transaction costs and taxes paid are as follows:

Cash proceeds from the Purchaser	$130,400
Cash paid for taxes	(9,090)
Cash paid for transaction costs	(3,900)
Estimated net cash proceeds received	$117,410

(2)                                  Represents balances and results of operations as reported on the unaudited consolidated balance sheet and statements of operations for the quarter ended October 31, 2010.

(3)                                  Represents non-integrated FCR recycling assets and select intellectual property assets to be acquired and liabilities to be assumed by the Purchaser related to the FCR Disposition.

(4)                                  Represents the net consolidated pro forma balance sheet adjustment to decrease property, plant and equipment totaling $19,805, which is comprised of a $512 increase related to a capitalized premium on the prepayment of financing lease obligations and a $20,317 decrease related to the sale of FCR property, plant and equipment to be acquired by the Purchaser.

(5)                                  Represents the consolidated pro forma balance sheet adjustment to decrease other non-current assets totaling $1,752, which is comprised of a $1,562 decrease related to the write-off of deferred financing costs associated with Term Loan B and a $190 decrease related to other non-current assets to be acquired by the Purchaser.

(6)                                  Represents the consolidated pro forma balance sheet adjustments to debt, which include the $128,375 prepayment of Term Loan B in full, the $5,437 write off of the remaining unamortized discount of Term Loan B, the $8,915 prepayment of financing lease obligations related to the FCR Disposition, and the $20,392 of associated borrowings against the Revolver. The proceeds used to prepay Term Loan B consist of net cash proceeds related to the FCR Disposition of $117,410 and

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands)

Revolver borrowings of $10,965. The proceeds used to prepay the financing lease obligations consist of Revolver borrowings of $9,427, which includes $512 related to the capitalized premium.

	Historical October 31, 2010	Pro Forma October 31, 2010	Pro Forma Adjustments FCR Disposition
Current maturities of long-term debt and capital leases	$2,425	$1,125	$(1,300)
Long-term debt and capital leases, less current maturities	551,833	450,587	(101,246)
	$554,258	$451,712	$(102,546)
Current maturities of financing lease obligations	1,471	273	(1,198)
Financing lease obligations, less current maturities	10,066	2,349	(7,717)
	$11,537	$2,622	$(8,915)
Estimated net cash proceeds to be used to pay down Term Loan B			$(117,410)
Write-off of unamortized discount—Term Loan B			5,437
Capitalized premium on prepayment of financing lease obligations			512
			$(111,461)

(7)         The future maturities of pro forma debt and capital leases are as follows:

Twelve Months Ended October 31,
2011	$1,125
2012	1,136
2013	248,267
2014	176,094
2015	90
Thereafter	25,000
$451,712

(8)         Represents the consolidated pro forma balance sheet adjustment to the deferred tax liability as a result of the FCR Disposition.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands)

(9)           Represents the estimated gain on the FCR Disposition to be recorded by the Company as a result of the divestiture transaction. The actual gain on the sale of FCR may differ from the estimates below due to, among other things, adjustments identified in the purchase agreement.

Cash proceeds from the Purchaser	$130,400
Cash paid for transaction costs	(3,900)
126,500
Net book value of assets of FCR as of October 31, 2010	(51,989)
Estimated pre-tax gain on the sale of non-integrated recycling assets and select intellectual property*	74,511
Estimated tax provision on gain from the sale of non-integrated recycling assets and select intellectual property*	(8,421)
Estimated net gain on the sale of non-integrated recycling assets and select intellectual property	66,090
Write-off of deferred financing costs related to Term Loan B*	(1,562)
Write-off of unamortized discount—Term Loan B*	(5,437)
Estimated net adjustment to retained earnings	$59,091

*                          These balances are not recorded as pro forma adjustments to the unaudited consolidated pro forma statements of operations as they are material nonrecurring charges that relate directly to the FCR Disposition and have no continuing impact on operations subsequent to the transaction.

(10)         Represents the results of operations of those FCR operations to be divested. Tax effects for each period presented have been determined based on the statutory rates in effect during that period adjusted for the valuation allowance.

(11)         Represents the consolidated pro forma statements of operations net adjustments to decrease cost of operations as a result of the FCR Disposition. Each period adjustment is comprised of a decrease related to those FCR operations to be divested and an increase related to additional expenses associated with the 10 year commodities marketing agreeement that the Company will enter into with the Purchaser as a part of the FCR Disposition. The agreement is to market 100% of tonnage from the retained material recycling facilities including Charleston, Ontario, Auburn, and the Goodman brokerage business (collectively the “Casella Recycling Assets”) at a price of $3.00 per ton. For the six months ended October 31, 2010 and 2009, the cost of operations decreases related to the sale of FCR and the cost of operations increases related to the commodities marketing agreement are $26,874, $397, $20,431, and $434, respectively. For the fiscal years ended April 30, 2010, 2009, and 2008, the cost of operations decreases related to the sale of FCR and the cost of operations increases related to the commodities marketing agreement are $43,439, $793, $47,536, $797, $44,391 and $822, respectively. For the twelve months ended October 31, 2010, the cost of operations decrease related to those FCR operations to be divested and the cost of operations increase related to the commodities marketing agreement are $49,882 and $756, respectively.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands)

(12)

The table below represents consolidated pro forma adjustments to interest expense as a result of the FCR Disposition. The interest expense adjustments are made up of 1) reversals of the amortized discount related to Term Loan B, 2) reversals of interest expense related to the prepayment of the Term Loan B, 3) reversals of interest expense related to the prepayment of fixed rate financing lease obligations, 4) additions to interest expense related to increased borrowings on the Revolver, and 5) reversals of previously amortized deferred financing costs related to Term Loan B and the old senior secured term loan B due April 28, 2010.

Period	Amortization of Term Loan B Discount—Reversal	Term Loan B— Interest Expense Reversal(a)	Financing Lease Obligations—Interest Expense Reversal	Interest Expense—Revolver (b)	Deferred Financing Costs Expense— Reversal(c)	Pro Forma Adjustment
Six months ended October 31, 2010	$(672)	$(4,493)	$(406)	$464	$(249)	$(5,356)
Six months ended October 31, 2009	(392)	(4,493)	(430)	511	(117)	(4,921)
Fiscal year ended April 30, 2010	(1,041)	(8,986)	(839)	1,012	(325)	(10,179)
Fiscal year ended April 30, 2009	—	(4,573)	(299)	771	(66)	(4,168)
Fiscal year ended April 30, 2008	—	(8,309)	(52)	1,379	(78)	(7,060)
Twelve months ended October 31, 2010	$(1,321)	$(8,986)	$(815)	$965	$(457)	$(10,614)

(a)	The interest expense reversals are calculated taking into account the $128,375 pay down of Term Loan B and the weighted average quarterly rates based on the terms of the Term Loan B agreement.
(b)	The interest expense adjustments are calculated taking into account the $20,392 of borrowings on the Revolver and the weighted average quarterly rates based on the terms of the Revolver agreement.
(c)

The deferred financing costs expense reversals are calculated taking into account the actual amortization of costs capitalized for the Term Loan B and the estimated portion of amortization related to the senior secured term loan B due April 28, 2010 as a percentage of total amortization related to the previous senior credit facility.

(13)	Represents results of operations as reported on the audited consolidated statements of operations.
(14)	Represents results of operations for the twelve months ended October 31, 2010.